Exhibit 99.1

A123 Systems, Inc. Completes Sale of Substantially All Assets

Waltham, Mass.—January 29, 2013—A123 Systems, Inc. today announced that pursuant to the terms of the previously announced asset purchase agreements with Wanxiang America Corporation (“Wanxiang”) and Navitas Systems LLC (“Navitas”), the company has completed the sale of substantially all of its assets in a transaction that was approved by the United States Bankruptcy Court for the District of Delaware. Substantially all of A123 Systems, Inc.’s non-government business assets have been acquired by A123 Systems, LLC, a newly formed, wholly owned subsidiary of Wanxiang, and the company’s government business, including all U.S. military contracts, has been acquired by Navitas through a separate asset purchase agreement.

Distributions to creditors on account of their claims against A123 Systems, Inc. will be made pursuant to a liquidating plan or other process, in either case under the supervision and with the approval of the Bankruptcy Court.

Additional information is available on A123’s website at www.a123systems.com or by calling A123’s Restructuring Hotline, toll-free in the U.S., at 1-800-224-7654. For calls originating outside the U.S., please dial +1 973-509-3190. Court documents and additional information can be found at a dedicated website administrated by the Company’s Claims Agent, Logan & Company: www.loganandco.com.

Safe Harbor Disclosure

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks, uncertainties and other important factors, including statements regarding distributions to creditors on account of their claims against A123. All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

Media Contacts

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

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